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                                                                    Exhibit 10.1

CONFIDENTIAL MATERIALS OMITTED - ASTERISKS (*) DENOTE OMISSIONS

                                     SAPIENT

                          2006 WINNING PERFORMANCE PLAN

I. INTRODUCTION

In this plan, the terms "we," "us," and "our" mean Sapient Corporation and its subsidiaries. The terms "you" and "your" mean the employee who participates in this plan (the "Plan"). This Plan may not be shared with anyone outside of Sapient, and each person is required to keep this Plan and its contents confidential at all times. Except as otherwise permitted by law, disclosure of this Plan to anyone not an employee of Sapient is a violation of whichever of the following agreements has been signed by the Participant: Sapient Nondisclosure, Nonsolicitation and Noncompete Agreement; Agreement Re:
Nondisclosure, Nonsolicitation and Noncompetition; Employment Agreement; Confidentiality Agreement and/or any agreement between the Participant and Sapient pertaining to nondisclosure of confidential information (collectively, "Employee NDA").

II. PURPOSE

The Plan's overall purpose is to reward qualified, eligible employees who achieve certain results. As such, the Plan is designed to attract, compensate and retain top performing people who support our business and drive behaviors that:

      -     Achieve extraordinary results;

      - Lead us to outperform the competition and drive the consulting market by 2012; and

      -     Make us a great company that makes our Strategic Context/Our Future
            Happen

The Winning Performance Plan is different from Sapient's other bonus plans because payout is based on INDIVIDUAL PERFORMANCE, not Sapient's or a business unit's performance.

III. EFFECTIVE DATE

This Plan is effective January 1, 2006, and covers the period from January 1, 2006 through December 31, 2006 (the "Plan Period"), unless modified or terminated earlier as provided for in this Plan.

All prior bonus, compensation, commission and/or incentive plans applicable to you have expired of their own terms or have been revoked and withdrawn. This Plan supersedes all prior

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written or oral bonus, compensation, commission and/or incentive plans, promises, agreements, practices, understandings, negotiations and/or incentive arrangements.

IV. ELIGIBILITY

To be eligible to participate in this Plan, you must meet ALL of the following criteria during the Plan Period:

      A. You are actively employed by us and (1) have a Client Contribution Profit (CCP) target of at least $2 million, and (2) work in a Client Executive (CE) role, a Business Lead (BL) role, or a Business Unit (BU) Lead role. If you hold a position other than those listed above and/or have a CCP target lower than $2M, your BU Lead may nonetheless, in his or her discretion, recommend your participation in the Plan to the Plan Committee.

      B. You are employed by us in an eligible title during the entire Plan Period and from the end of the Plan Period through the date any payout is made under this Plan (except in the circumstances described below when a prorated or adjusted CCP may be allowed). If you are otherwise eligible to participate in this Plan but start or continue an expatriate assignment during the Plan Period, we may, in our sole discretion, (i) vary or change the terms of this Plan as they pertain to you, or (ii) assign you to another plan.

      C. You are not on a Get Well Plan or a performance improvement plan at any time during the Plan Period, unless an exemption is approved in writing by the People Success Lead.

      D. You are in full compliance with all obligations under your agreement with us pertaining to nondisclosure, nonsolicitation and/or noncompetition (if applicable).

      E. If you (i) have received any loan or advance from us, (ii) have been paid any excess draw from any prior bonus or incentive plans which remains unpaid as of the day payouts are made under this Plan, or (iii) have any outstanding repayment obligations with respect to an expatriate assignment or tax equalization as of the day payouts are made under this Plan, you must (a) have agreed in writing to regular payroll deductions for repayment of the loan, advance or excess draw, and (b) prior to the payout of any bonus under this Plan, have repaid the full amount of the loan, advance, excess draw or repayment obligation. In our sole discretion, we may allow you to be eligible to participate in this Plan even if (b) has not been met, provided that you agree in writing to apply the total amount of any bonus payment under the Plan toward repayment of such loan, advance, excess draw or repayment obligation.

      F. You are not participating in any other bonus plan.

      G. You have signed your Target Client Contribution Profit Statement (Target CCP Statement) generated by People Success and returned it to the Global People Center (i) before July 15, 2006, (ii) if you were hired and started active work in 2006, before your

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      first day of work for Sapient, (iii) if you entered the Plan after the start of the Plan Period, prior to the effective date of your entry into this Plan, or (iv) if your Client Contribution Profit target is modified within the Plan Period, within 10 days after the Business Unit Lead ("BU Lead"), or his or her designate, provides you with a copy of a modified Target CCP Statement.

V. PLAN COMPONENTS

A. WINNING PERFORMANCE SCORE

Your bonus under this Plan will be determined by your Winning Performance Score
(WPS). Your WPS measures your holistic personal performance during the Plan Period and is based largely on your contribution to the company's profit along with other strategic, non-monetary factors. Your WPS is calculated by multiplying two components: Your Strategic Context Score (SCS) and your Value Creation Score (VCS). Your VCS is a calculation of your CCP and your Value Factor (VFactor). All these factors are explained in more detail below.

WPS  =  SCS  x VCS

              VFactor  x  CCP

See Appendix 1 for WPS calculation examples.

B. STRATEGIC CONTEXT SCORE

Your Strategic Context Score (SCS) measures your connection to and alignment with our Strategic Context. Your SCS also measures the connection and alignment of the people you manage or supervise to our Strategic Context.

            1) How is your SCS determined?

            Your SCS is made up of: (1) the ratings you attained in Sapient's performance feedback processes; (2) the SCS of you and of the people you manage or supervise; and (3) other measures such as morale, turnover and your compliance with Sapient's policies and procedures, such as Sapient's client contracts process.

            2) Who determines your SCS?

            Your SCS is determined by the people you work with, including your managees, your Business Lead, your Business Unit Lead, the Chief Operating Officer, and the Chief Executive Officer (as applicable).

            3) Possible Range of Your SCS

            You will receive one of three possible SCSs: *%, *%, or *%.

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C. VALUE CREATION SCORE

Your Value Creation Score (VCS) measures the value you create for Sapient and our clients. The VCS is comprised of two components: Your Value Factor (VFactor) and your Client Contribution Profit (CCP).

a. V Factor

            1) How is your VFactor determined?

            Your VFactor is based on your performance in certain areas during the entire Plan Period. Your VFactor will range from a minimum score of *% up to a maximum score of *%. Everyone will begin the Plan Period with a VFactor of *%. Throughout the year, you will have the opportunity to increase your VFactor in 2% increments to a maximum of *% if you achieve any of the VFactor components referenced in the next section.

            2) VFactor Components

            Your VFactor calculation will move up the range from *% in separate increments of 2%, if you achieve one or more of the following
            VFactors:

                                                                                       VFACTOR WILL
ADDITIONAL VFACTOR COMPONENTS                                                          INCREASE BY
------------------------------------------------------------------------------------   ------------
You make a referral resulting in $* million of revenue(1) of new client business                2%

You create a client innovation that can be resold profitably(2)                                 2%

The average client satisfaction score attributable to your CCP is greater than or               2%
equal to the company's target client satisfaction score

If you are a non-SAP person and you are responsible for SAP work totaling more than             2%
$* in revenue

If you are an SAP person and you are responsible for non-SAP work totaling more than            2%
$* in revenue

If you are a non-EM person and you are responsible for Experience Marketing work                2%
totaling more than $* in revenue

---------
(1) For the purposes of any calculation this Plan involving revenue, revenue must be "recognized revenue" as provided in Appendix 3 attached.

(2)   This will be determined by a subset of Sapient's Leadership Team.

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
                                                                                       VFACTOR WILL
ADDITIONAL VFACTOR COMPONENTS                                                          INCREASE BY
------------------------------------------------------------------------------------   ------------
If you are an EM person and you are responsible for non-EM work totaling more than              2%
$* in revenue

You create an innovation that benefits Sapient(3)                                               2%

The return on your CCP for the Plan Period is greater than *%(4)                                2%


            3)    Who determines your VFactor?

            Your achievement of objective VFactor components will be determined by our books and records, while your achievement of subjective VFactor components will be determined by a subset of Sapient's Leadership Team. It is your responsibility to communicate your VFactor achievements to the Global People Center so that we can ensure their proper tracking. Please email this information to People Success-Compensation&Benefits@sapient.com.

D. CLIENT CONTRIBUTION PROFIT (CCP)

You will be given a CCP target for the Plan Period as detailed on your Target CCP Statement. CCP measures the revenue generated from a particular client during the Plan Period less our direct cost to sell and deliver the work to the client. Direct costs are those costs billed against the project identification number (PID) plus any applicable costs under related sales support PIDs. CCP is the best measure of Sapient's performance and how much our clients value what we do.

      1) Calculating Your CCP

      Your CCP is calculated from the profit generated on the client projects that you are responsible for. Winning Performance requires collaboration and partnership to deliver extraordinary results for our clients. To encourage collaboration and partnership, in certain situations, the CCP from a client may be split between two people. For example, if two CEs bring in a project resulting in $* of CCP and both agree to split the CCP equally, each CE would receive a $* credit towards his or her Target CCP.

      In general, the total CCP of a BL will be the total of the respective CCPs of the CEs in his or her team, in addition to any CCP applicable to the BL in his or her own right. Likewise, the total CCP of a BU Lead will be the total of the respective CCPs of the BLs in his or her BU, in addition to any CCP applicable to the BU Lead in his or her own right. So, in the example above, the BU lead and each respective BL for each CE would also receive $* of credit towards his or her CCP for the Plan Period.

---------
(3)   This will be determined by a subset of Sapient's Leadership Team.

(4)   Your return is calculated by dividing your CCP by cost.

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      CCP splits should be agreed upon by both individuals and any dispute involving the splitting of CCP will be resolved by the Plan Committee. If, however, the payout is to be split throughout three different levels (such as a BU Lead, a Business Lead and a Client Executive), you must seek advance approval from the Plan Committee.

E. CONVERTING YOUR WINNING PERFORMANCE SCORE TO A PAYOUT

Your WPS will be calculated at the end of the Plan Period and is based on all the factors previously discussed in this Plan. Your WPS is then measured against your Target CCP to determine your bonus payment. If your final WPS is less than *% of your CCP target, you will not receive any bonus payment. If your WPS is 30% or more of your CCP Target, you will receive one of three payouts depending on which of the following ranges your WPS falls into:

      -     Your WPS is between *% and *% of your CCP target;

      -     Your WPS is between *% and *% of your CCP target; or

      -     Your WPS is *% or more of your CCP target.

For illustration purposes, the payout card in Appendix 2 shows the respective payouts for each of these three ranges at certain WPSs. If your WPS falls between the amounts noted on the payout card, your payout is not shown on the payout card but will be calculated accordingly, e.g., for a WPS between $* and $* that is less than *% of your Target CCP, you would receive a payout between $* and $*.

VI. TIMING OF PAYOUTS; CCP ADJUSTMENT; CURRENCY

A. TIMING

At the start of the Plan Period, you will receive your annual CCP Target, as identified on your Target CCP Statement. For tracking purposes, your CCP achievement will be calculated quarterly. Your WPS and subsequent payout will be calculated annually. Following the close of the Plan Period, we will calculate your WPS. Any annual payouts will be made in the Sapient pay period following our completion of your WPS calculation.

B. CCP ADJUSTMENT

The Plan Committee may, in its sole discretion, adjust your Target CCP during the Plan Period for any of the following circumstances:

            -     Certain title changes (as described below);

            -     Certain movement among BU's (as described below);

            - Qualified leave of absence, disability or death of participant (as discussed below);

            -     Other reasons as determined by the Plan Committee.

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C. CURRENCY

All amounts in this Plan are expressed in U.S. dollars, unless stated otherwise in this Plan or on your Target CCP Statement. In performing any necessary currency conversions, we may, in our sole discretion, apply commercial exchange rates.

VII. TITLE CHANGES

If your employment with us ends for any reason or you change to a Sapient title or role not eligible to participate in this Plan, your participation in this Plan will terminate and you will not be eligible to receive any payout under this Plan. Additionally, if at any time during the Plan Period you wish to remove yourself from this Plan, you will not be eligible to receive any payout under this Plan.

VIII. MOVEMENT AMONG BUs

If your regular BU assignment changes within the Plan Period (as approved by the Plan Committee and recorded in the Company's HRMS system), your CCP will be adjusted to include the time spent in each BU or team, as determined by the Plan Committee.

IX. TERMINATION OF EMPLOYMENT

A. EFFECT OF TERMINATION

If your employment terminates for any reason, whether voluntarily or involuntarily, before the day payouts are made under the Plan, you will not be eligible for any payout under this Plan.

B. NO EXTENSION

Your right to receive a payment or to participate in this Plan will not be extended beyond your last day of active employment because you receive pay in lieu of notice in accordance with your Employment Agreement, or for any other reason.

X. LEAVES OF ABSENCE

If you take an approved leave of absence during the Plan Period for fewer than 30 calendar days, no adjustment will be made to your Target CCP. If your leave of absence extends for 30 calendar days or more during the Plan Period, you may be eligible for a Target CCP adjustment, subject to the other terms of this Plan. Any payments will be made on the same date that all other participants receive payment. For purposes of determining whether you are eligible for a Target CCP adjustment, a leave of absence begins on the date that the leave of absence begins as noted in Sapient's records.

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XI. SHORT TERM DISABILITY, LONG TERM DISABILITY AND DEATH

In the event of a medical leave under Sapient's Short-Term Disability policy, no adjustment will be made to your Target CCP.

In the event of a medical leave under Sapient's Long-Term Disability policy or death, you may be eligible for an adjustment of your Target CCP. For determining eligibility for a Target CCP adjustment, active service ends when you are no longer paid regular wages through payroll for work performed. Any payments will be made on the same date that all other participants receive payment or, in Sapient's sole discretion, on an earlier date.

XII. LOANS, ADVANCES OR DRAWS

Loans or advances against potential payments will not be made under this Plan. If you have an outstanding advance or loan from us or have an outstanding obligation to repay us money related to an expatriate assignment or tax equalization, all or a portion of any payout under this Plan will be first applied to the outstanding balance of such advance, loan or obligation related to an expatriate assignment or tax equalization, as permitted by law. Upon Sapient's request, you agree to sign and deliver a written instrument to Sapient authorizing the application of your payout to any outstanding loan, advance or other obligation.

XIII. FORMS OF PAYMENT

As permitted by law, Sapient may, with your agreement, pay a bonus in whole or in part, in cash, stock options, stock, warrants or other equity instruments (or any combination thereof), in such amounts and under such terms and conditions to which you and Sapient may agree.

XIV. PLAN ADMINISTRATION AND MANAGEMENT

A Plan Committee will administer this Plan. The Plan Committee will be composed of the Chief Executive Officer, Chief Financial Officer, Chief Operating Officer People Success Lead and selected executive leaders of the BUs. The Plan Committee will have full and absolute discretion with respect to administration of all aspects of this Plan, including, without limitation, determining Plan payouts, interpreting this Plan and ruling on special situations. Further, the Plan Committee, in its sole discretion and with or without notice or cause, may, to the extent authorized by the Compensation Committee of the Board of Directors of the Company, modify, amend or terminate this Plan or take other actions affecting Plan Participants without advance notice to you of such actions, unless such changes are not permitted by applicable local laws.

The Company's books and records are the exclusive source of data for administration of this Plan. The Plan Committee's interpretation of the books and records is final.

If you wish to dispute a WPS payout, calculation or decision which affects you, you must request reconsideration in writing. The request must be given to the People Success Lead within 60 days from the date that you receive notice of the disputed decision.

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By participating in this Plan, you agree that a failure to properly request reconsideration of any payout or calculation decision or other decision within this 60-day period constitutes agreement with Sapient's decision. If the reconsideration request is properly submitted, the People Success Lead will make a recommendation concerning the disputed decision upon review of the circumstances and of the available documentation and submit his or her recommendation to the Plan Committee for review. The decision of the Plan Committee will be final.

XV. MISCELLANEOUS

Unless required by law or court order, you may not assign this Plan or any bonus payment or right to payment.

If any provision of this Plan is found invalid, illegal or unenforceable, the other provisions of this Plan will remain in full force and effect, and such invalid, illegal or unenforceable provision will be reformed as necessary to make it valid, legal and enforceable to the maximum extent possible under law (or, if such reformation is impossible, such provision will be severed from this Plan). All payouts under this Plan are subject to applicable withholdings and deductions as required by law.

If you are employed by Sapient Corporation, Sapient Government Services, Inc., or Sapient Private Limited, you continue to be an "at will" employee, and Sapient has the right to terminate your employment and/or participation in the Plan at any time, with or without cause or prior notice.

If you are employed by Sapient Canada Inc., Sapient GmbH, Sapient Limited or Sapient Netherlands B.V., you continue to be employed in accordance with the terms of your employment agreement (the "Employment Agreement"). Sapient has the right to terminate your employment and/or participation in this Plan at any time, with or without cause or prior notice, subject to the terms of your Employment Agreement and as permitted by local applicable law.

Nothing in this Plan shall be construed to create or imply the guarantee or the creation of a contract of employment or a right to continued employment for any specified period of time between you and us.

This Plan supersedes all prior understandings, negotiations and agreements, whether written or oral, between you and Sapient as to the subject matter covered by this Plan. In the event of any conflict between this Plan and any presentations, documents, statements or other communications concerning the subject matter of this Plan, this Plan will control. This Plan describes the sole and exclusive bonuses or incentives we are offering to you during the Plan Period; provided, however, that nothing in this Plan will prevent Sapient from paying any individual a discretionary bonus or incentive payment at any time or from time to time if authorized in advance by the Compensation Committee. Sapient has no obligation to pay anyone a discretionary bonus or incentive at any time.

A person who is not a participant in this Plan will not have any right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term or provision of this Plan.

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                         APPENDIX 1: SAMPLE CALCULATIONS

WPS  =    SCS    x    VCS
      (*%, *% or *%)
                      VFactor    X     CCP
             (*% + each applicable *%)   *

The following are sample calculations of Winning Performance Scores.

Scenario 1:

      1.    Joe C.E. has a Target CCP of $* and fully achieves his target.

      2. Joe does not achieve any of the VFactor components so receives a *% VFactor.

      3.    VCS = *% x $*

      4.    Joe receives a SCS of *%

      5.    WPS = *% x (*% x $*)
            Therefore, Joe's WPS = $*

      6. Joe's payout at this WPS (which is *% of his Target CCP) is $*. See Payout Card in Appendix 2.

Scenario 2:

      1. Deepak B.L. has a Target CCP of $* but only achieves an actual CCP of $*.

      2. Deepak also achieves 4 of the VFactor components so he receives a VFactor of *% (*% for each component).

      3.    VCS = *% x $*

      4.    Deepak receives a SCS of *%

      5.    WPS = *% x (*% x $*)
            Therefore, Deepak's WPS = $*

      6. Deepak's payout at this WPS (which is *% of his Target CCP) is $*. See Payout Card in Appendix 2.

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Scenario 3:

      1. Jack C.E. has a Target CCP of $* but only achieves an actual CCP of $*.

      2. Jack does not achieve any of the VFactor components so receives a *% VFactor.

      3.    VCS = *% x $*

      4.    Jack receives a SCS of *%
            SCS = *%

      5.    WPS = *% x (*% x $*)
            Therefore, Jack's WPS = $*

      6. Jack's payout at this WPS (which is *% of his Target CCP) is $*. See Payout Card in Appendix 2.

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                            APPENDIX 2 - PAYOUT CARD

                                        *

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                               APPENDIX 3: REVENUE

      RECOGNIZED REVENUE DEFINED.

(a)   For Winning Performance Plan Participants Revenue will be
      "Recognized Revenue" under this Plan if it meets all of the following requirements:

      (1) Sapient has received a binding written contract, commitment letter or Purchase Order for the revenue for the project, and the revenue for services rendered qualifies to be recorded and has been recorded on Sapient's books as recognized revenue for services for the applicable Plan Period; provided however, that appropriate reserves, as determined by Sapient in its sole discretion, and all amounts to be paid by Sapient as reimbursable expenses and project materials (including but not limited to travel, entertainment and living expenses, amounts to be paid for third party hardware, software, servers and equipment and amounts to be paid to subcontractors or other third parties, and any other materials and equipment mutually agreed by Sapient and the client to be purchased or licensed for the engagement) will be excluded from "Recognized Revenue" for purposes of this Plan;
      (NOTE: In the event that a project is sold with a mark-up by Sapient on third-party hardware, software or materials, the Plan Committee will determine on a case-by-case basis, based upon the margin of the project, in his sole discretion, the amount, if any, of such mark-up to be included in "Recognized Revenue" for such project under this Plan);

      (2) Project work corresponding to the revenue must be completed and delivered to the client;

      (3) The revenue is accurately assigned to the Participant in Pyramid and approved by the BU Lead; and

      (4) If any revenue is from a discounted project, the discount must have been approved by the BU Lead prior to communication of the discount to the client. No revenue will qualify as Recognized Revenue if the discount for it was not approved by the BU Lead prior to communication of the discount to the client.

(b) All revenue from qualified sales and/or services, whether from a Fusion workshop, design, development or implementation, support or maintenance, license fees or other services, is includable and will be given equal weight if it meets the other terms and conditions of this Plan.

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